                                                                   EXHIBIT 10.9


                               [EXECUTION COPY]

                    --------------------------------------



                         GIGA INFORMATION GROUP, INC.

                        ------------------------------

                     LOAN AND WARRANT PURCHASE AGREEMENT

                        ------------------------------





                                April 7, 1998

                    --------------------------------------







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                              TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.       Bridge Loans; Issuance of Warrants................................  1
         1.1      Bridge Loans.............................................  1
         1.2      Issuance of Warrants.....................................  1
         1.3      Closing..................................................  2

2.       Representations and Warranties of the Company.....................  2
         2.1      Organization, Good Standing and Qualification............  2
         2.2      Subsidiaries.............................................  2
         2.3      Authorization............................................  2
         2.4      Valid Issuance of Warrant Shares and Conversion Shares...  2
         2.5      Compliance with Other Instruments........................  3
         2.6      Governmental Consents....................................  3
         2.7      Capitalization and Voting Rights.........................  3
         2.8      Registration Rights......................................  5
         2.9      Permits..................................................  6
         2.10     Litigation...............................................  6
         2.11     Title to Property and Assets; Leases.....................  6
         2.12     Proprietary Assets.......................................  6
         2.13     Employees; Employee Compensation.........................  6
         2.14     Tax Returns, Payments and Elections......................  6
         2.15     Insurance................................................  7
         2.16     Environmental and Safety Laws............................  7
         2.17     Minute Books.............................................  7
         2.18     ERISA....................................................  7
         2.19     Disclosure...............................................  7
         2.20     Financial Statements.....................................  7
         2.21     Status of Certain Agreements.............................  8
         2.22     Year 2000 Compliance.....................................  8

3.       Representations and Warranties of the Lenders.....................  8
         3.1      Purchase for Lender's Account............................  8
         3.2      Authorization............................................  8

4.       Conditions of Lenders' Obligations................................  9
         4.1      Representations and Warranties...........................  9
         4.2      Performance..............................................  9
         4.3      Compliance Certificate...................................  9
         4.4      Proceedings and Documents................................  9
         4.5      Stock Purchase Agreement.................................  9

                                      i.

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                                                                          Page
                                                                          ----

         4.6      Consents, Permits and Waivers............................  9
         4.7      Security Documents.......................................  9
         4.8      Opinion of Counsel....................................... 10
         4.9      Amendments............................................... 10
         4.10     Warrants; Notes.......................................... 10
         4.11     Fees etc................................................. 10

5.       Affirmative Covenants............................................. 10
         5.1      Information Covenants.................................... 10
         5.2      Inspection............................................... 11
         5.3      Additional Collateral.................................... 11
         5.4      Use of Proceeds.......................................... 12

6.       Negative Covenants................................................ 12
         6.1      Liens.................................................... 12
         6.2      Indebtedness............................................. 12
         6.3      Consolidation, Merger, Purchase or Sale of Assets, etc... 13
         6.4      Dividends................................................ 13
         6.5      Loans.................................................... 13
         6.6      Limitation on Modifications of Indebtedness.............. 13

7.       Events of Default................................................. 13
         7.1      Payments................................................. 13
         7.2      Representations and Warranties........................... 14
         7.3      Institution of Bankruptcy Proceedings.................... 14
         7.4      Continuation of Bankruptcy Proceedings................... 14
         7.5      Default on Senior Indebtedness........................... 14
         7.6      Covenants................................................ 14
         7.7      Attachment............................................... 14
         7.8      Judgments................................................ 15
         7.9      IPO...................................................... 15
         7.10     Change of Control........................................ 15

8.       Miscellaneous..................................................... 15
         8.1      Successors and Assigns................................... 15
         8.2      Governing Law............................................ 16
         8.3      Counterparts............................................. 16
         8.4      Titles and Subtitles..................................... 16
         8.5      Notices.................................................. 16
         8.6      Entire Agreement......................................... 16
         8.7      Amendment and Waiver..................................... 16

                                     ii.





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                                                                          Page
                                                                          ----
         8.8      Severability............................................. 16
         8.9      Costs and Expenses....................................... 17



                                     iii.



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         Schedule A          -      Schedule of Lenders
         Schedule B          -      Schedule of Exceptions
         Schedule C          -      Schedule of Consents, Permits and Waivers
         Exhibit A           -      Form of Convertible Promissory Note
         Exhibit B           -      Form of Common Stock Warrant
         Exhibit C           -      Form of Security Agreement
         Exhibit D           -      Series D Stock Purchase Agreement
         Exhibit E           -      Financial Statements

                                     iv.

                     LOAN AND WARRANT PURCHASE AGREEMENT

                  THIS LOAN AND WARRANT PURCHASE AGREEMENT is made as of the 7th day of April 1998, by and among Giga Information Group, Inc., a Delaware corporation (the "Company"), and the persons and entities named on the Schedule of Lenders attached hereto as Schedule A (individually, a "Lender" and, collectively, the "Lenders").

                               WITNESSETH THAT:

         WHEREAS, the Company has requested that the Lenders make bridge loans in anticipation of an initial public offering of the Company so as to provide the Company, pending completion of such initial public offering, with funds for working capital purposes; and

         WHEREAS, the Lenders have agreed to make the bridge loans, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1.  Bridge Loans; Issuance of Warrants.

                  1.1 Bridge Loans. Subject to the terms and conditions of this Agreement and pursuant to the convertible promissory notes in the form attached hereto as Exhibit A (each a "Note" and, collectively, the "Notes"), each Lender agrees, severally, to lend to the Company the principal amount set forth opposite such Lender's name on Schedule A hereto (each a "Loan" and, collectively, the "Loans") at the Closing (as defined below). The obligation of the Company to repay each Loan shall be evidenced by a Note, dated as of the Closing, payable to such Lender.

                  1.2 Issuance of Warrants. Subject to the terms and conditions of this Agreement and simultaneously with the issuance of a Note to each Lender, the Company agrees to sell and issue to each Lender at the Closing (as defined below), a warrant to purchase the number of shares of Common Stock of the Company ("Common Stock") set forth opposite such Lender's name on Schedule A hereto on the terms and in the form attached hereto as Exhibit B (each a "Warrant" and collectively the "Warrants").

                  1.3 Closing. The closing of the Loans to the Company and the issuance of the Warrants to the Lenders hereunder (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York,

New York 10153, at 2:00 P.M. on April 7, 1998, or at such other time and place as the Company and Lenders mutually agree upon orally or in writing (the "Closing Date"). At the Closing, the Company shall deliver to each Lender (a) a Note representing the principal amount as is prescribed in Section 1.1 above and
(b) the Warrants exercisable to purchase that number of shares of capital stock as is prescribed in Section 1.2 above, and such Lender shall cause to be delivered to the Company a wire transfer in immediately available funds to the Company in the aggregate amount of the principal amount of such Lender's Loans as is prescribed in Section 1.1 above.

                  2. Representations and Warranties of the Company. Company hereby represents and warrants to each Lender that:

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Except as set forth on Schedule B, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on its business or properties.

                  2.2 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except as set forth on Schedule B.

                  2.3 Authorization. All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Notes, the Warrants, the Security Documents and the Investor Amendments (as defined in
Section 3.2) (collectively, the "Loan Documents"), and the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Loan Documents have been taken or will be taken prior to the Closing. The Loan Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with regard to the Notes and this Agreement, as limited by applicable usury laws.

                  2.4 Valid Issuance of Warrant Shares and Conversion Shares. The shares of capital stock issuable upon exercise of the Warrants and the Additional Common Stock Warrants (as defined in the Notes)(the "Warrant Shares") and shares of capital stock to be issuable upon conversion of the Notes (the "Conversion Shares") have been, or will be prior to the Closing,

                                      2.

reserved for issuance and, when issued upon the exercise of the Warrants and the conversion of the Notes, will be duly and validly issued, fully paid and nonassessable and free and clear of any liens and encumbrances and will be issued in compliance with all applicable federal and state securities laws.

                  2.5 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Articles of Incorporation, as amended (the "Articles"), or Bylaws, as amended (the "Bylaws"), or in any material respect of any provision of a mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or of any federal or state judgment order, writ or decree, or, to its knowledge, of any statute, rule or regulation applicable to the Company. The execution, delivery and performance by the Company of the Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance and delivery of the Notes and the Warrants, and the issuance of the Warrant Shares, will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company (other than the liens under the Security Agreement (as defined in Section 4.7)) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

                  2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement; except for (i) the filing with the Secretary of State of the State of Delaware of the Certificate of Designations of the Series D Preferred Stock, (ii) such filings as have been or will be made prior to the Closing, except that any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act, or such post closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor and
(iii) filings in connection with the perfection of liens on the Collateral pursuant to the Security Agreement.

                  2.7 Capitalization and Voting Rights. On the Closing Date, the authorized capital of the Company will consist of:

                          a.   Preferred Stock.  16,500,000 shares of Preferred
Stock (the "Preferred Stock"), of which 650,000 shares have been designated Series A Preferred Stock, 570,000 of which are issued and outstanding, 9,000,000 shares have been designated Series B Preferred Stock, 8,144,642 of which are issued and outstanding, 4,500,000 shares have been designated Series C Preferred Stock, 2,609,491 of which are issued and outstanding and 2,000,000 shares have been designated Series D Preferred Stock, 214,286 of which are issued and outstanding. The rights, privileges and preferences of the Series A, Series B, Series C and Series D Preferred


                                      3.




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Stock are stated in the Fourth Amended and Restated Certificate of Incorporation
of the Company and the Certificate of Designations.

                          b.   Common Stock.  50,000,000 shares of Common Stock
("Common Stock"), of which 6,392,425 shares are issued and outstanding.

                          c. Except for:

                           (i) the conversion privileges of the Series A Stock, Series B Stock, Series C Stock and Series D Stock;

                           (ii) the Three Million One Hundred Thousand (3,100,000) shares of Common Stock reserved for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, of which there are options outstanding to purchase 2,038,453 shares of Common Stock and 549,727 shares of Common Stock reserved for issuance;

                           (iii) the Three Million (3,000,000) shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, of which there are options outstanding to purchase 1,849,721 shares of Common Stock and 1,149,509 shares of Common Stock reserved for issuance;

                           (iv) the One Hundred Fifty Thousand (150,000) shares of Common Stock reserved for issuance under the 1997 Director Stock Option Plan, of which there are options outstanding to purchase 36,000 shares of Common Stock and 114,000 shares of Common Stock reserved for issuance.

                           (v) options to purchase 780,000 shares of Common Stock granted under separate contractual arrangements;

                           (vi) warrants to purchase an aggregate of 107,876 shares of Series B Stock;


                           (vii) warrants to purchase an aggregate of 1,409,125 shares of Series C Stock;

                           (viii) warrants to purchase an aggregate of 115,714 shares of Series D Stock to be outstanding immediately following the Closing;

                                      4.

                           (ix) the Notes which are convertible, under certain circumstances, into up to 1,428,571 shares of Series D Preferred Stock and warrants to purchase up to 1,542,857 shares of Common Stock;

                           (x) the Warrants to purchase an aggregate of 500,000 shares of Common Stock;

                           (xi) convertible notes dated April 5, 1995 which are convertible into an aggregate of 185,298 shares of Common Stock; and

                           (xii) a convertible note dated December 31, 1995 which is convertible, as of March 31, 1998, into 51,429 shares of Common Stock;

                  and except as set forth on Schedule B, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock. Apart from the exceptions noted in this Section 2.7, and except for rights of repurchase and rights of first refusal held by the Company to repurchase shares of its stock issued to founders and employees of the Company, no shares of the Company's outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights or rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company, and, to the Company's knowledge, no officer, director or holder of the Company's Common Stock is party to any voting agreement or voting trust other than the Voting Rights Agreement (as defined in Section 4.9).


                  d. Investors' Ownership Percentage. The securities issued to the Investors (as defined in the Series D Stock Purchase Agreement) at Closing (including the Warrant Shares (as defined in the Series D Stock Purchase Agreement)) shall be equal to approximately 2.3% of the total number of shares of Common Stock outstanding on a fully diluted basis immediately after the Closing (including shares of Common Stock issuable upon exercise or conversion of outstanding options, warrants, notes and convertible preferred stock).

                  2.8 Registration Rights. The Company is not obligated to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any of its securities that may subsequently be issued except pursuant to the agreements listed on Schedule B.

                                      5.

                  2.9 Permits. The Company has all material franchises, permits, and licenses necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business of the Company.

                  2.10 Litigation. Except as set forth on Schedule B, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into such agreement, or to consummate the transactions contemplated hereby, or that has a reasonable likelihood of resulting, either individually or in the aggregate, in any material adverse change in the assets, prospects or financial condition of the Company, or in any material change in the current equity ownership of the Company. The Company is not a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

                  2.11 Title to Property and Assets; Leases. Except as set forth on Schedule B, the Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. All real and personal property held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by the Company. The Company, to the best of its knowledge, is not in breach of any material provision of such leases and such leasehold interests are free of any liens, claims or encumbrances.

                  2.12 Proprietary Assets. Except as set forth on Schedule B, the Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, servicemarks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others.


                  2.13 Employees; Employee Compensation. There is no strike, or labor dispute or union organization activities pending or threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

                  2.14 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports, as required by applicable law, are true and correct in all material respects. Except as set forth on Schedule B, the Company has paid all taxes and other assessments due, except those contested by it in good faith. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 341(f) of

                                      6.

Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the business, properties, prospects or financial condition of the Company.

                  2.15 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed where the loss of such properties would result in a material and adverse effect on the business or prospects of the Company.

                  2.16 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing applicable statute, law, or regulation.

                  2.17 Minute Books. The Company has made available to the Lenders (and will continue to make available up to the Closing), or to special counsel to the Lenders, copies of the minute books of the Company, which minute books contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects (other than meetings during which no formal action (other than the adoption of the resolutions relating hereto) was taken) except as previously disclosed to special counsel to the Lenders.

                  2.18 ERISA. The Company does not have, or otherwise

participate in or contribute, to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

                  2.19 Disclosure. Neither this Agreement nor any other written statements or certificates made or delivered in connection herewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

                  2.20 Financial Statements. The unaudited statements of operations, cash flows and balance sheets of the Company as of December 31, 1997 and for the twelve (12) month period then ended, which are attached to this Agreement as Exhibit E (the "Financial Statements"), of the Company are in accordance with the books and records of the Company and fairly set forth the consolidated operating results and financial condition of the Company for the twelve-month period then ended, subject to normal year-end audit adjustments. The Company will use its best efforts to furnish to the Lenders as soon as is practicable, and in no event later than April 30, 1998, audited financial statements for the year ended December 31, 1997. The Financial Statements have been prepared in accordance with generally accepted accounting

                                      7.

principles ("GAAP"). Except as set forth or reserved for in the Financial Statements or the notes thereto, the Company has no liabilities, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1997, (ii) liabilities not in excess of $100,000 in the aggregate, and (iii) liabilities incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, other than contingent liabilities in excess of $50,000.

                  2.21 Status of Certain Agreements. As of the date hereof, no customers have canceled, or threatened to cancel, any services provided to them by the Company that would have a material adverse effect on the business, properties, financial condition or prospects of the Company and its subsidiaries taken as a whole.

                  2.22 Year 2000 Compliance. Except as set forth Schedule B, all information technology presently expected to be used by the Company following December 31, 1999 in the administration and the business operations of the Company, including, without limitation, in all products and services (i) provided by the Company, whether to third parties or for internal use, or (ii) to the best of the Company's knowledge, used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations, and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Company has no obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

                  3. Representations and Warranties of the Lenders.

                  3.1 Purchase for Lender's Account. Each Lender represents and warrants that it is purchasing the Notes, Warrants, Warrant Shares and Conversion Shares (collectively, the "Securities") for its own account or for the account of its affiliates and not with a view to the distribution thereof other than to its affiliates. Each Lender further represents that it, and any of its affiliates to which it may transfer any of the Securities, is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act. Each Lender understands that the Securities have not been registered under the Securities Act or any state securities laws and that the Securities have been acquired for investment and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to such Securities under the Securities Act and any applicable state securities laws or the availability of an exemption from registration under the Securities Act and any applicable state securities laws.

                  3.2 Authorization. All corporate actions on the part of each Lender, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and Amendment No. 3 to Registration Rights Agreement, which amends the Registration Rights Agreement (as defined in Section 4.9) and Amendment No. 4 and Waiver to

                                      8.

Amended and Restated Investor Rights and Voting Agreement, which amends the Voting Rights Agreement (as defined in Section 4.9)(collectively, the "Investor Amendments"), and the performance of all obligations of each Lender thereunder and the authorization, issuance and delivery of this Agreement and the Investor Amendments have been taken or will be taken prior to the Closing.

                  4. Conditions of Lenders' Obligations. The obligations of each Lender hereunder are subject to the fulfillment on or before the Closing of each of the following conditions:

                  4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

                  4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  4.3 Compliance Certificate. If the Closing occurs on any date other than date of execution hereof, the Company shall have delivered to the

Lenders at the Closing a certificate, dated as of the date of the Closing, executed by the President, certifying to the satisfaction of the conditions specified in Sections 4.1 and 4.2.

                  4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Lenders' special counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

                  4.5 Stock Purchase Agreement. The Company shall receive, simultaneously with the Closing hereof, at least $1,500,000 in gross cash proceeds from the issuance of its Series D Preferred Stock pursuant to the Series D Preferred Stock and Warrant Purchase Agreement among the Company and the investors party thereto (the "Series D Stock Purchase Agreement") substantially in the form attached hereto as Exhibit D and (ii) delivered an executed copy of the Series D Stock Purchase Agreement to the Lenders.

                  4.6 Consents, Permits and Waivers. Upon receipt of the consents and waivers set forth on Schedule C, the Company shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

                  4.7 Security Documents. On the Closing Date, the Company shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit C (as amended, modified or supplemented from time to time, the "Security Agreement") together with (i) proper

                                      9.

Financing Statements (Form UCC-1) fully executed for filing under the Uniform Commercial Code or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by such Security Agreement and (ii) evidence of the completion of all other recordings and filings of, or with respect to, such Security Agreement as may be necessary to perfect the security interests purported to be created by such Security Agreement (collectively, the "Security Documents").

                  4.8 Opinion of Counsel. On the Closing Date, the Lenders shall have received from Weil, Gotshal & Manges LLP, counsel to the Company, an opinion addressed to the Lenders and dated the Closing Date in form and substance satisfactory to the Lenders.

                  4.9 Amendments. On the Closing Date, the Company shall have duly authorized, executed and delivered an amendment to (i) the Company's Registration Rights Agreement (the "Registration Rights Agreement") dated November 13, 1995, as amended, and (ii) the Company's Amended and Restated Investors Rights and Voting Agreement (the "Voting Rights Agreement") dated November 13, 1995, as amended, each in form and substance satisfactory to the Lenders.


                  4.10 Warrants; Notes. On the Closing Date, the Company shall have duly authorized, executed and delivered to each Lender (i) a Warrant in substantially the form attached hereto as Exhibit B and (ii) a Note in the form attached hereto as Exhibit A.

                  4.11 Fees etc. On the Closing Date, the Company shall have paid to each Lender the origination fee set forth opposite such Lender's name on Schedule A.

                  5. Affirmative Covenants. The Company hereby covenants and agrees with the Lenders that:

                  5.1 Information Covenants. The Company hereby covenants and agrees with the Lenders that so long as the Loans are outstanding or the Lenders hold Series D Preferred Stock, the Company will furnish to the Lenders:

                  (a) Commencing with fiscal year 1998, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited by a nationally recognized firm of independent public accountants selected by the Company and approved by its Board of Directors.

                  (b) As soon as practicable, but in any event within sixty (60) days after the end of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement,

                                     10.

an unaudited schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

                  (c) As soon as practicable, but in any event within thirty
(30) days after the end of each month, an unaudited income statement and balance sheet as of the end of such month, in reasonable detail.

                  (d) Commencing with fiscal year 1998, as soon as practicable, but in any event thirty (30) days after the end of each fiscal year, a budget and business plan for the next fiscal year; provided, however, that the Company's obligation to furnish a business plan may be waived by the Board of Directors (either by express waiver or by the failure of the Board of Directors to request preparation of a business plan); provided, further that, in the event the budget and business plan for any given fiscal year are updated on an interim basis, such updated documents shall be provided to each Lender as soon as is practicable after such update.

                  (e) As soon as practicable, but in any event thirty days after each fiscal quarter, a report, by function, setting forth employee turnover.

                  (f) Notwithstanding any provisions contained in this Section
5.1 to the contrary, the Company shall not be obligated under this Section 5.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

                  5.2 Inspection. The Company shall permit each Lender, at such Lender's expense, to visit and inspect the Company's properties, to examine its book of account and records and to discuss the Company's affairs, finances and accounts with its officers, and shall provide such other information as may reasonably be requested by such, all at such reasonable times as may be requested by the Lender; provided, however, that the Company shall not be obligated pursuant to this Section 5.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information except to Lenders who execute a confidentiality agreement in such form as the Company may reasonably request; provided, further that such investigations shall in no way impact the effectiveness of the representations and warranties set forth in Section 2.

                  5.3 Additional Collateral. The Company will use its best efforts (provided that the Company shall not be required to incur greater than $2,000 in the aggregate in out-of-pocket expenses) to deliver to the Lenders, within 90 days after the Closing Date, (i) executed mortgages or deeds of trust covering each leasehold property of the Company in form and substance reasonably satisfactory to the Lenders, (ii) a consent from Phoenix to the grant of the security interest by the Company to the Lenders under the Security Agreement in respect of all assets otherwise encumbered or subject to a negative pledge under the Lease Facility Debt and the leasehold interest evidenced thereby and (iii) executed documents in form and substance satisfactory to the Lenders necessary to grant the security interest in the foregoing clause (ii) assets and to perfect the security interest purported to be created by such documents.

                                     11.

                  5.4 Use of Proceeds. The Company will use a portion of the proceeds received pursuant to the Loans (i) to repay in full the outstanding principal amount of One Million Dollars ($1,000,000), in the aggregate, owed by the Company to QVC Holdings, Inc., Viacom International, Inc. and Richard Rainwater, the holders of the 5% Convertible Notes issued on April 5, 1995 and
(ii) to repay in full the outstanding principal amount of Two Hundred Thousand Dollars ($200,000) owed by the Company to David Gilmour pursuant to the 6 % Convertible Note issued on December 31, 1995.

                  6. Negative Covenants. The Company covenants and agrees that on and after the Closing Date, and until the loans are repaid in full (together with interest, fees and all other obligations incurred hereunder):

                  6.1 Liens. The Company will not create, incur, assume or suffer to exist any lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company, whether now owned or hereafter acquired, or sell any such property or assets subject to an undertaking or permit the filing of any financing statement under the Uniform Commercial Code or any other similar notice of lien under any similar recording or notice statute other than (the "Permitted Liens"): (i) liens for taxes, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings which are adequately reserved for in accordance with GAAP, (ii) liens of materialmen, mechanics, warehousemen, carriers or employees or other similar liens provided by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof,
(iii) liens consisting of pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security, or public liability laws or similar legislation, (iv) liens consisting of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company is a party as lessee made in the ordinary course of business, (v) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after expiration of any such stay, (vi) liens created pursuant to the Security Documents, (vii) liens created in respect of the Senior Loan and Security Agreement #0084 dated June 1, 1997 between Phoenix Leasing, Inc. ("Phoenix") and the Company (the "Lease Facility Debt") and (viii) additional liens securing indebtedness not in excess of $3,000,000 in the aggregate at any time outstanding.

                  6.2 Indebtedness. The Company will not contract, create, incur, assume or suffer to exist any indebtedness, except (i) indebtedness incurred pursuant to this Agreement and the other Loan Documents, (ii) taxes payable and other assessments and governmental charges incurred in the ordinary course of business; (iii) accrued expenses and current trade accounts payable incurred in the ordinary course; (iv) indebtedness of the Company pursuant to the Lease Facility Debt; and (v) additional indebtedness of the Company not to exceed $3,000,000 in aggregate principal amount.

                                     12.

                  6.3 Consolidation, Merger, Purchase or Sale of Assets, etc. The Company will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business) of any Person except sales of assets at any one time not exceeding $100,000.

                  6.4 Dividends. The Company will not authorize, declare or pay any dividends or return any capital equity to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders or redeem, retire, purchase or otherwise acquire for consideration any shares of any class of its capital stock outstanding on or after the Closing Date (or any options or warrants issued with respect to its capital stock), or set aside any funds for any of the foregoing purposes except that the Company may repurchase Common Stock and/or options to purchase Common Stock held by employees of the Company upon the death, disability, retirement or termination of such employee provided that the aggregate amount of cash expended by the Company shall not exceed $100,000 in any calendar month, $200,000 in any fiscal quarter or $500,000 in the aggregate.

                  6.5 Loans. Without the consent of the Lenders, the Company will not directly or indirectly lend money or credit or make advances to any person or entity or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person or entity other than: (i) loans and advances in the ordinary course of business to its employees and (ii) loans or advances in the ordinary course to its subsidiaries and (iii) equity investments in its existing subsidiaries; provided, however, loans, advances and equity investments to Giga Information Group Investment Corporation shall not exceed $100,000 in the aggregate at any time outstanding.

                  6.6 Limitation on Modifications of Indebtedness. The Company will not amend or modify any provision of the Lease Facility Debt which has the effect of increasing the amount of the obligations due thereunder.

                  7. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"), unless such Event of Default shall have been waived or cured prior to the exercise of the remedies set forth below:

                  7.1 Payments. Any default by the Company in the payment when due of any principal and unpaid accrued interest under any Note if such default is not cured by the Company within five (5) days after the holder of such Note has given the Company written notice of such default;

                                     13.

                  7.2 Representations and Warranties. Any representation or warranty made by the Company herein shall prove to have been incorrect in any material respect on or as of the date made and remains unremedied for a period of thirty (30) days after any Lender provides the Company with written notice of such breach;

                  7.3 Institution of Bankruptcy Proceedings. The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

                  7.4 Continuation of Bankruptcy Proceedings. If, within sixty
(60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

                  7.5 Default on Senior Indebtedness. Any declared default of the Company under the Lease Facility Debt which gives the holder thereof the right to accelerate such indebtedness, and such Lease Facility Debt is in fact accelerated by the holder.

                  7.6 Covenants. Any failure or neglect by the Company to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this or any of the other Loan Documents, if such failure or neglect is not cured within thirty (30) days after written notice thereof to the Company;

                  7.7 Attachment. If any material portion of the Company's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such restraint is not removed, discharged or rescinded within thirty
(30) days, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Company's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Company's assets by the United States

                                     14.

Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Company receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Company;

                  7.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be entered against Company, and such judgment or judgments shall be final and non-appealable and shall remain unsatisfied and unstayed for a period of thirty (30) consecutive days;

                  7.9 IPO. If the Company, without reasonable regard to the prevailing market conditions and against the advice of Friedman, Billings, Ramsey & Co., Inc. (the "Underwriter") at such time as the Underwriter reasonably believes it can underwrite the IPO (as defined below) in an aggregate amount of at least $30,000,000 at a price per common share of at least $4.00, on a pre-split basis, on or before January 31, 1999 (i) terminates the IPO at or prior to January 31, 1999 or (ii) postpones the IPO to a date later than January 31, 1999 ("IPO" means the closing of an underwritten public offering (lead managed by the Underwriter) of the Company's Common Stock on the minimum terms set forth above pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act);

                  7.10 Change of Control. Any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Company's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity, or a sale of all or substantially all of the assets of the Company, unless the Company's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Company's sale) at least 50% of the voting power of the purchasing entity;

Then, and in any such event, and at any time thereafter, if any events shall be continuing, the holders of at least 50% of the aggregate principal amount of the Notes then outstanding shall have the option to declare the principal amount of the Notes, and all accrued but unpaid interest thereon, to be immediately due and payable upon written notice to the Company. If upon the occurrence of an Event of Default set forth in Sections 7.3 or 7.4, the remaining assets and funds to be distributed among the holders of the Notes shall be insufficient to permit the payment to such holders of the full aforesaid amounts, the entire assets and funds of the Company available for distribution shall be distributed ratably among the holders of the Notes.

                  8.       Miscellaneous.

                  8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective

                                     15.

successors and assigns of the parties (including transferees of any securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  8.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents, entered into and to be performed entirely within New York.

                  8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  8.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or four (4) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by advance written notice to the other parties.

                  8.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                  8.7 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of not less than 50% in aggregate principal amount of the Notes then outstanding. This provision shall not affect the amendment and waiver provisions of the Notes. Any waiver or amendment effected in accordance with this section shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

                  8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                                     16.

                  8.9 Costs and Expenses. (a) The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Lenders and their affiliates, and reasonable fees and disbursements of one counsel (including reasonable allocated costs of internal counsel), in connection with or arising as a result of a Default or a prospective Default of the Company which results in (1) any amendments, modifications or waivers of the terms of the Loan Documents, (2) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (3) any out-of-court workout or other refinancing or restructuring or any bankruptcy case, and (4) the preservation of and realization upon any of the Collateral (as defined in the Security Agreement), including any losses, costs and expenses sustained by the Lenders as a result of any failure by the Company to perform or observe its obligations contained in the Loan Documents.

                  (b) The Lenders agree to pay on demand all reasonable out-of-pocket costs and expenses of the Company and their affiliates, and reasonable fees and disbursements of counsel (including reasonable allocated costs of internal counsel), in connection with or arising as a result of a Default or a prospective Default of the Lenders which results in (1) any amendments, modifications or waivers of the terms of the Loan Documents, (2) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (3) any out-of-court workout or other refinancing or restructuring or any bankruptcy case, and (4) the preservation of and realization upon any of the Collateral (as defined in the Security Agreement), including any losses, costs and expenses sustained by the Company as a result of any failure by the Lenders to perform or observe their obligations contained in the Loan Documents.

                  (c) The prevailing party in any litigation or proceeding related to this Agreement or any other Loan Document shall be reimbursed by the opposing party for all reasonable costs and out-of-pocket expenses and the reasonable fees and disbursements of its counsel.

                                     17.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       GIGA INFORMATION GROUP, INC.

                                       By: /s/ Daniel M. Clarke
                                           ------------------------------------
                                           Name:  Daniel M. Clarke
                                           Title: Senior Vice President

                                       One Longwater Circle
                                       Norwell, Massachusetts  02061
                                       Attention:  Daniel M. Clarke

                                       with a copy to:

                                       Weil, Gotshal & Manges LLP
                                       767 Fifth Avenue
                                       New York, New York  10153
                                       Attention:  Gerald S. Backman

                                       LENDERS:

                                       FRIEDMAN, BILLINGS, RAMSEY GROUP,
                                       INC.

                                       By: /s/ Russell Ramsey
                                           -------------------------------------
                                           Name:  Russell Ramsey
                                           Title: President

                                       Potomac Tower
                                       1001 Nineteenth Street North
                                       Arlington, Virginia  22209
                                       Attention:  Suzanne Richardson
                                                   Robert Smith

                                       FRIEDMAN, BILLINGS, RAMSEY
                                       INVESTMENT MANAGEMENT, INC., on
                                       behalf of itself and its affiliates

                                       By: /s/ Russell Ramsey
                                           -------------------------------------
                                           Name: Russell Ramsey
                                           Title: President

                                       Potomac Tower
                                       1001 Nineteenth Street North
                                       Arlington, Virginia  22209
                                       Attention:  Suzanne Richardson and
                                                   Robert Smith

                       "Exhibits Intentionally Omitted"